Exhibit 99.2

FOR IMMEDIATE RELEASE

Chris Groobey Appointed to FuelCell Energy’s Board of Directors;

Expertise Supports Strategy Execution in Project Financing and Technology Commercialization

•	25+ Years of Experience in the Energy and Clean Technologies Space
•	Deep Expertise in Capital Markets Transactions, Project Development and Financing
•	Extensive Background in Commercialization of New Distributed Energy Technologies

DANBURY, CT – November 25, 2019 — FuelCell Energy, Inc. (NASDAQ: FCEL) today announced that its Board of Directors has appointed Chris Groobey to serve as a new independent director, effective November 20th, 2019.  Mr. Groobey was most recently a partner at the law firm Wilson, Sonsini, Goodrich & Rosati and previously was a partner with the law firm Baker & McKenzie. During Mr. Groobey’s legal career, he represented established and emerging renewable energy and energy technology companies, and the institutions that finance them, in transactions around the globe.  He led numerous first-of-a-kind and deal-of-the-year transactions and was regularly selected as a leading lawyer in national and global publications.  He brings to the Board extensive experience in corporate law and finance, project development and financing, and the commercialization and deployment of new energy technologies.

Mr. Groobey’s appointment expands the Board to five directors, four of whom are independent.  He will be a member of the Board’s Executive, Nominating and Corporate Governance, Audit and Finance, and Compensation Committees.

“Chris will contribute a new and unique perspective to our board,” said James England, Chairman of the Board. “Based on his more than 25 years of experience in the clean energy space, including having represented the company in previous project finance transactions, FuelCell will benefit greatly from his insights, judgment and counsel.  I am pleased to welcome Chris to our team.”

“Chris is an accomplished leader in the energy and clean technologies space,” said Jason Few, President, Chief Executive Officer and Chief Commercial Officer of FuelCell Energy.  “During this time of transformation and growth for FuelCell, Chris’s deep expertise in our industry, project development and financing, and the commercialization of new energy technologies will be very helpful as our entire team presses ahead on the execution of the company’s strategy.”

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

Contact:
Contact:
FuelCell Energy
203.205.2491
ir@fce.com

Source: FuelCell Energy

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